CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ANDES 9 INC.

Andes 9 Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: At a meeting of the Board of Directors of Andes 9 Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation declaring said amendments to be advisable and call a meeting of the shareholders of said corporation for consideration thereof. The resolution setting for the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Articles First and Fourth so that, as amended said Articles shall be and read as follows:

FIRST: The name of the Corporation is Danyang Special Cable Factory Inc.

FOURTH: the total number of authorized shares which the corporation is authorized to issue is 300,000,000 shares of common stock having a par value of $0.001 per share and 5,000,000 shares of preferred stock having a par value of $0.001 per share. [REMAINDER OF THIS ARTICLE UNCHANGED]

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Andes 9 Inc. has caused this Certificate of Amendment to be signed by its President this [illegible] day of November, 2016.

By: Dongzhi zhang
Dongzhi Zhang

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:46 PM 11/09/2016
FILED 05:46 PM 11/09/2016
SR 20166370203 - File Number 5791962